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                                                                      Exhibit 11


            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                Statements Re: Computation of Per Share Earnings
                     (In thousands, except per share data)


                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                      -----------------------
                                                                                        1996            1995
                                                                                       ------          ------
Shares Outstanding
     For computation of primary net
          income per share -
          Weighted average                                                             17,262          18,145
                                                                                      -------         -------

     For computation of fully diluted
          net income per share -

          Weighted average, without regard to exercise
          of shares under share option, restricted
          stock or employee incentive plans                                            17,194          18,100

          Weighted average of outstanding
          shares issued under restricted
          stock plan                                                                       64              42

          Weighted average of shares issued
          under employee incentive plan                                                     4               3
                                                                                      -------         -------

Adjusted shares outstanding                                                            17,262          18,145
                                                                                      =======         =======

Net Income (loss):

      Net income (loss) applicable to shares of
           beneficial interest (used for computing primary
           and fully diluted net income per share):                                   $  (877)        $26,112(1)
                                                                                      =======         =======

     Net Income (loss) per share of beneficial interest -- primary and fully diluted:

     Income (loss) before cumulative effect of
          accounting change                                                             $(.05)          $1.67

     Cumulative effect of change in accounting for
          internal leasing costs                                                           --            (.24)
                                                                                      -------         -------
     Net Income (loss)                                                                $  (.05)        $  1.43
                                                                                      =======         =======


(1) 1995 Net Income has been restated to reflect the change in accounting method for internal leasing costs which was adopted retroactively to the first quarter of 1995.
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